Exhibit 10.7

FORM OF

HOMESTREET, INC.

AWARD AGREEMENT FOR

NONQUALIFIED STOCK OPTIONS

FOR GOOD AND VALUABLE CONSIDERATION, HomeStreet, Inc. (the “Company”), hereby grants to Participant named below the nonqualified stock option (the “Option”) to purchase any part or all of the number of shares of its common stock, par value ______ (the “Common Stock”), that are covered by this Option, as specified below, at the Exercise Price per share specified below and upon the terms and subject to the conditions set forth in this Award Agreement, the Standard Terms and Conditions (the “Standard Terms and Conditions”) attached hereto, and those provisions of the HomeStreet, Inc. 2010 Equity Incentive Plan (the “Plan”) incorporated herein by reference. This Option is subject to and qualified in its entirety by the Standard Terms and Conditions; however, to the extent this Option expressly addresses a matter set forth in the Standard Terms and Conditions, and the provisions of this Option differ from such Standard Terms and Conditions, this Option shall govern such matters and the remaining Standard Terms and Conditions shall be otherwise unmodified. This Option is granted outside the Plan, pursuant to a Board resolution dated July 1, 2010; however it is intended to be granted under substantially identical terms, and therefore certain provisions of the Plan are incorporated herein by reference.

Name of Participant:

Grant Date:

Number of Shares of Common Stock covered by Option:

Exercise Price Per Share:

Expiration Date:	Ten (10) years after date of grant unless terminated earlier

Vesting Schedule:

25% on date of grant

25% on the earlier of one year or upon a capital raise

25% on the earlier of two years or upon termination of the Cease and Desist Order

25% on three year anniversary from date of grant

This Option is not intended to qualify as an incentive stock option under Section 422 of the Code. By accepting this Award Agreement, Participant acknowledges that he or she has received; and read, and agrees that this Option shall be subject to, the terms of this Award Agreement and the Standard Terms and Conditions.

HOMESTREET, INC.
Participant Signature
By
Title:	Address (please print):

HOMESTREET, INC.

STANDARD TERMS AND CONDITIONS FOR

NONQUALIFIED STOCK OPTIONS

These Standard Terms and Conditions apply to the Options granted outside the HomeStreet, Inc. 2010 Stock Incentive Plan (the “Plan”), which are identified as nonqualified stock options and are evidenced by an Award Agreement that specifically refers to these Standard Terms and Conditions. In addition to the specific Standard Terms and Conditions set forth below, the Option shall be subject to the following applicable terms of the Plan, which are incorporated into these Standard Terms and Conditions by this reference: Sections 2, 7, 12, 13, 14, and 15. Capitalized terms not otherwise defined herein shall have the meaning set forth in Section 2 of the Plan.

1.	TERMS OF OPTION

HomeStreet, Inc. (the “Company”), has granted to the Participant named in the Award Agreement provided to said Participant herewith (the “Award Agreement”) a nonqualified stock option (the “Option”) to purchase up to the number of shares of the Company’s common stock (the “Common Stock”), set forth in the Award Agreement. The exercise price per share and the other terms and subject to the conditions of the Option are set forth in the Award Agreement, these Standard Terms and Conditions (as amended from time to time), and the incorporated provisions of the Plan. For purposes of these Standard Terms and Conditions and the Award Agreement, any reference to the Company shall include a reference to any Subsidiary.

2.	NONQUALIFIED STOCK OPTION

The Option is not intended to be an incentive stock option under Section 422 of the Code and will be interpreted accordingly.

3.	EXERCISE OF OPTION

On and after the Grant Date, to the extent not previously exercised, and subject to termination or acceleration as provided in these Standard Terms and Conditions, the Option shall be exercisable only to the extent it becomes vested, as described in the Award Agreement or the terms of the Plan, to purchase up to that number of shares of Common Stock as set forth in the Award Agreement, provided that (except as set forth in Section 4.A below) the Participant remains employed with the Company and does not experience a Termination of Service. The vesting period and/or exercisability of an Option may be adjusted by the Board to reflect the decreased level of employment during any period in which the Participant is on an approved leave of absence or is employed on a less than full time basis. The Option shall become fully vested upon a Change in Control under the terms in Section 14 of the Plan.

To exercise the Option (or any part thereof), the Participant shall deliver to the Company a “Notice of Exercise” in a form specified by the Board, specifying the number of whole shares of Common Stock the Participant wishes to purchase and how the Participant’s shares of Common Stock should be registered (in the Participant’s name only or in the Participant’s and the Participant’s spouse’s names as community property or as joint tenants with right of survivorship).

The exercise price (the “Exercise Price”) of the Option is set forth in the Award Agreement. The Company shall not be obligated to issue any shares of Common Stock until the Participant shall have paid the total Exercise Price for that number of shares of Common Stock. The Exercise Price may be paid in Common Stock, cash or a combination thereof, including an irrevocable commitment by a broker to pay over such amount from a sale of the Common Stock issuable under the Option, the delivery of previously owned Common Stock, withholding of shares of Common Stock deliverable upon exercise of the Option, or in another manner, all as may be permitted by the Board.

Fractional shares may not be exercised. Shares of Common Stock will be issued as soon as practical after exercise. Notwithstanding the above, the Company shall not be obligated to deliver any shares of Common Stock during any period when the Company determines that the exercisability of the Option or the delivery of shares of Common Stock hereunder would violate any federal, state or other applicable laws.

4.	EXPIRATION OF OPTION

The Option shall expire and cease to be exercisable as of the earlier of (a) the Expiration Date set forth in the Award Agreement or (b) the date specified below in connection with the Participant’s Termination of Service:

A.	If the Participant’s Termination of Service is by reason of death or Disability, the Participant (or the Participant’s estate, beneficiary or legal representative) may exercise the Option, to the extent then vested, until the date that is twelve months following the date of such Termination of Service. The unvested portion of the Option shall be forfeited and cancelled as of the date of such event.

B.	If the Participant’s Termination of Service is for any reason other than death, Disability or Cause, the Participant may exercise any portion of the Option that is vested and exercisable at the time of such Termination of Service until the date that is ninety (90) days following the date of such Termination of Service. Any portion of the Option that is not vested and exercisable at the time of such Termination of Service (after taking into account any accelerated vesting under Section 14 of the Plan or any other agreement between the Participant and the Company, if applicable) shall be forfeited and canceled as of the date of such Termination of Service.

C.	If the Participant’s Termination of Service is by the Company for Cause, the entire Option, whether or not then vested and exercisable, shall be immediately forfeited and canceled as of the date of such Termination of Service.

5.	RESTRICTIONS ON RESALES OF SHARES ACQUIRED PURSUANT TO OPTION EXERCISE

3

Shares issued upon the exercise of the Option shall be subject to the terms of a Shareholder Agreement restricting transfer of the shares, which Shareholder Agreement shall be substantially similar to the form set forth as Exhibit A hereto. Any shares issued upon the exercise of this Option shall bear a legend endorsed on the shares of Common Stock reflecting the existence of the Shareholder Agreement. The form of such legend shall be as reasonably prescribed by the Company or its counsel, and shall be in addition to any legends required for compliance with applicable securities and Blue Sky laws. The Company may also impose such restrictions, conditions or limitations as it determines appropriate as to the timing and manner of any resales by the Participant or other subsequent transfers by the Participant of any shares of Common Stock issued as a result of the exercise of the Option, including without limitation (a) restrictions under an insider trading policy, (b) restrictions designed to delay and/or coordinate the timing and manner of sales by Participant and other optionholders and (c) restrictions as to the use of a specified brokerage firm for such resales or other transfers.

6.	INCOME TAXES

The Company shall not deliver shares of Common Stock in respect of the exercise of any Option unless and until the Participant has made arrangements satisfactory to the Board to satisfy applicable withholding tax obligations. Unless the Participant pays the withholding tax obligations to the Company by cash or check in connection with the exercise of the Option, withholding may be effected, at the Company’s option, by withholding Common Stock issuable in connection with the exercise of the Option (provided that shares of Common Stock may be withheld only to the extent that such withholding will not result in adverse accounting treatment for the Company). The Participant acknowledges that the Company shall have the right to deduct any taxes required to be withheld by law in connection with the exercise of the Option from any amounts payable by it to the Participant (including, without limitation, future cash wages).

7.	NON-TRANSFERAB1LITY OF OPTION

Except as permitted by the Board or as permitted under the Plan, the Participant may not assign or transfer the Option to anyone other than by will or the laws of descent and distribution and the Option shall be exercisable only by the Participant during his or her lifetime. The Company may cancel the Participant’s Option if the Participant attempts to assign or transfer it in a manner inconsistent with this Section 7.

8.	OTHER AGREEMENTS SUPERSEDED

The Award Agreement, these Standard Terms and Conditions, the incorporated provisions of the Plan, and the Shareholder Agreement, constitute the entire understanding between the Participant and the Company regarding the Option. Any prior agreements, commitments or negotiations concerning the Option are superseded.

4

9.	LIMITATION OF INTEREST IN SHARES SUBJECT TO OPTION

Neither the Participant (individually or as a member of a group) nor any beneficiary or other person claiming under or through the Participant shall have any right, title, interest, or privilege in or to any shares of Common Stock subject to the Award Agreement or these Standard Terms and Conditions except as to such shares of Common Stock, if any, as shall have been issued to such person upon exercise of the Option or any part of it. Nothing in the Plan, in the Award Agreement, these Standard Terms and Conditions or any other instrument shall confer upon the Participant any right to continue in the Company’s employ or service nor limit in any way the Company’s right to terminate the Participant’s employment at any time for any reason.

10.	GENERAL

In the event that any provision of these Standard Terms and Conditions is declared to be illegal, invalid or otherwise unenforceable by a court of competent jurisdiction, such provision shall be reformed, if possible, to the extent necessary to render it legal, valid and enforceable, or otherwise deleted, and the remainder of these Standard Terms and Conditions shall not be affected except to the extent necessary to reform or delete such illegal, invalid or unenforceable provision.

The headings preceding the text of the sections hereof are inserted solely for convenience of reference, and shall not constitute a part of these Standard Terms and Conditions, nor shall they affect its meaning, construction or effect.

These Standard Terms and Conditions shall inure to the benefit of and be binding upon the parties hereto and their respective permitted heirs, beneficiaries, successors and assigns.

These Standard Terms and Conditions shall be construed in accordance with and governed by the laws of the State of Washington, without regard to principles of conflicts of law.

In the event of any conflict between the Award Agreement, these Standard Terms and Conditions and the Plan, the Award Agreement and these Standard Terms and Conditions shall control. In the event of any conflict between the Award Agreement and these Standard Terms and Conditions, the Award Agreement shall control.

All questions arising under these Standard Terms and Conditions shall be decided by the Board in its total and absolute discretion.

11.	ELECTRONIC DELIVERY

By executing the Award Agreement, the Participant hereby consents to the delivery of information (including, without limitation, information required to be delivered to the Participant pursuant to applicable securities laws) regarding the Company and the Subsidiaries, the Plan, the Option and the Common Stock via Company web site or other electronic delivery.

5

EXHIBIT A

SHAREHOLDER AGREEMENT

(Grant of Options)

The SHAREHOLDER AGREEMENT (the “Agreement”) is dated as of             , 2010 and is between the undersigned (“Shareholder”) and HomeStreet, Inc., a Washington corporation (“Company”).

Shareholder desires to receive a grant of stock options which is being made outside the Company’s 2010 Stock Incentive Plan pursuant to a Board Resolution dated July 1, 2010, that may be exercised for up to the total number of shares of common stock of Company indicated on the signature page of this Agreement.

Company desires to retain the advantages of having a relatively small and stable shareholder base, whether or not Company stock is registered under federal securities laws.

As a condition to the issuance of such shares to Shareholder upon vesting and exercise of the options, the parties agree as follows:

1. Definitions. As used in this Agreement:

1.1 “Appraised Value” means the per share value of common stock of Company determined at the end of each fiscal year or as of the end of each calendar quarter by an independent appraiser selected by Company and approved by the Board of Directors.

1.2 “Repurchase Procedures” means, as of any date, the procedures then in effect, as approved by the Board of Directors of Company, relating to the repurchase by Company of shares of its common stock.

1.3 “Shares” means the shares of common stock of Company issued to Shareholder upon exercise of the options, which may occur over a period of years, up to the total number of shares identified on the signature page of this Agreement, including any shares or other securities convertible or exchangeable into such shares or issuable in respect of such shares as a result of any stock dividend, recapitalization, merger, consolidation, split or other event affecting the capital stock.

1.4 “transfer” means to sell, assign, give, pledge, encumber, mortgage, hypothecate or otherwise transfer or agree to do so, by voluntary or involuntary act, will, intestacy or operation of law.

2. Restriction on Transfer.

2.1 Restriction. Unless otherwise agreed by Company in writing, no Shares may be transferred by Shareholder to a person or entity other than Company and no purported transfer shall be effective or recognized by Company unless first:

(a) The terms of this Agreement have been complied with; and

(b) The transferee of any Shares enters into an agreement with Company containing the same terms as, and substantially in the form of, this Agreement.

2.2 Purported Ownership by Another. In addition to the other rights granted to Company in this Agreement, if any person purports to acquire any direct, indirect, legal or beneficial ownership of, or interest in, any Shares without complying with the terms of this Agreement, Company shall have the right to purchase such Shares on the terms set forth in Sections 3.5 and 3.6. This right to purchase may be exercised at any time for a period up to three years after Company receives actual notice of such claim of ownership or interest.

HomeStreet, Inc.	Page 1

Shareholder Agreement—Options

2.3 Legend. A legend referring to this Agreement shall be endorsed upon each certificate evidencing Shares.

3. Transfers; Company Option to Purchase.

3.1 Option to Purchase. In the case of (a) any voluntary transfer or attempted voluntary transfer of Shares by Shareholder to a third party, (b) any transfer by reason of the death of Shareholder and (c) any other involuntary transfer of Shares, including pursuant to any bankruptcy or creditor’s proceeding or pursuant to a decree of divorce, dissolution or separate maintenance, Company shall have the option to purchase all Shareholder’s Shares to be transferred or, in the case of Shareholder’s death, all Shares owned by Shareholder immediately prior to Shareholder’s death.

3.2 Notice of Certain Transfers. Shareholder shall give Company written notice of any transfer or any proposed or pending transfer of any Shares described in Section 3.1(a) or (c). Shareholder’s personal representative shall give Company notice of Shareholder’s death promptly following the personal representative’s qualification to act in that capacity. However, the failure of Shareholder or Shareholder’s personal representative to give notice pursuant to this Section 3.2 shall not impair the rights of Company under this Agreement, including its rights pursuant to Section 2.2.

3.3 Exercise by Company of Purchase Option. Within 14 days after receipt of notice pursuant to Section 3.2, Company may elect by written notice to Shareholder or Shareholder’s personal representative to purchase all Shares subject to transfer or, in the case of Shareholder’s death, all Shares owned by Shareholder immediately prior to Shareholder’s death. If Company elects not to purchase such Shares or fails to give Shareholder or Shareholder’s personal representative notice of its intention within the time period provided in this Section 3.3, the Shares may be transferred, subject to the provisions of Section 2.1(b), at any time within 90 days following receipt by Company of notice pursuant to Section 3.2 or within such longer period of time to which Company may agree. If Shareholder or Shareholder’s personal representative does not transfer the Shares within such 90-day (or longer) period, the provisions of Section 3.1 shall again become applicable to the Shares and thereafter no Shares may be transferred without again giving notice to Company as provided in Section 3.2, and the Company may again exercise its option to purchase the Shares under the terms of this Section 3.3.

3.4 Purchase and Sale of Shares. If Company elects to purchase any Shares pursuant to Section 3.3 or Section 4.2, Shareholder shall sell and Company shall purchase such Shares on the terms set forth in Sections 3.5 and 3.6 and, unless otherwise agreed by Company, on the terms set forth in the Repurchase Procedures. Unless otherwise agreed by Company in its sole discretion, the closing of the purchase and sale of Shares (the “Closing”) shall take place on the final day (the “Closing Date”) of the next occurring “window period” under the Repurchase Procedures immediately following receipt by Shareholder (in accordance with Section 7.1 below) of Company’s written notice to Shareholder pursuant to either Section 3.3 or Section 4.2 (the “Purchase Window Period”).

3.5 Purchase Price. The purchase price of Shares to be purchased by Company pursuant to Section 3.4 or Section 4.2 shall be equal to the Appraised Value applicable to the Purchase Window Period under the Repurchase Procedures, multiplied by the number of Shares to be purchased pursuant to Section 3.4 or Section 4.2.

3.6 Payment of Purchase Price. Payment for Shares to be purchased pursuant to Section 3.5 or Section 4.2 shall be tendered to Shareholder by Company on the Closing Date against receipt by Company of the certificate or certificates evidencing the Shares, duly endorsed for transfer to Company. If Shareholder fails to deliver such certificate(s) to Company prior to the Closing Date, Company shall

HomeStreet, Inc.	Page 2

Shareholder Agreement—Options

nonetheless complete the Closing on the Closing Date and cancel such certificate(s) on the Company’s books. Company shall thereafter hold the proceeds of the purchase of the Shares and deliver such proceeds to Shareholder upon receipt of such certificate(s) duly endorsed for transfer to the Company. No interest shall accrue on the proceeds unless Company elects to make installment payments as set forth in Section 3.7 below. Shareholder’s rights as a shareholder with respect to the repurchased Shares shall terminate immediately upon the Closing.

3.7 Installment Payments. Company may elect to pay the purchase price for the Shares either (a) in full at Closing or (b) by delivery at Closing of a down payment of at least 10% of the purchase price and Company’s promissory note in the principal amount equal to the balance of the purchase price. Any promissory note delivered in partial payment of the purchase price (i) shall be payable in four equal annual installments of principal commencing on the first anniversary of the Closing or such earlier date as Company determines, (ii) shall bear interest at a rate per annum equal to the “prime rate” as reported in the Money Rates section of the Wall Street Journal, and (iii) shall be subject to prepayment, without penalty, in whole or in part, at any time. All payments shall be made by check.

3.8 Termination of Repurchase Right. The Company’s right to repurchase shares of an option holder pursuant to Section 3 or Section 4 of this Agreement shall terminate immediately upon the closing of an initial public offering of the Company’s common stock (including the common stock of any successor entity to the Company following a reorganization or recapitalization of the Company); provided, however, that as to any option holder, such termination shall be contingent upon the delivery by such option holder of a lockup agreement in customary form (such custom being assessed in light of general practice as of the time of such initial public offering), pursuant to which such option holder agrees to refrain from selling any shares of common stock then held by such person (whether nor not acquired upon the exercise of options) for a period of 180 days following the consummation of (i) such initial public offering, or (ii) any subsequent registered public offering of the Company’s common stock, in each case other than with the consent of the managing underwriter of such offering.

4. Termination of Employment or Service to Company as Director; Company Option to Purchase.

4.1 Termination of Service. In the event of the termination of Shareholder’s employment with Company or HomeStreet Bank for any reason, whether voluntary or involuntary, or the termination of Shareholder’s service as a member of the Board of Directors of Company or HomeStreet Bank for any reason, whether voluntary or involuntary, Company shall have the option to purchase all of Shareholder’s Shares. In the event a Shareholder serves as both an employee and as a Director of the Company or HomeStreet Bank, this option may be exercised upon the later to occur of Shareholder’s termination of employment or termination of service as a Director of either Company or HomeStreet Bank. For purposes of this Agreement, Shareholder’s employment or service as a Director shall be deemed to have terminated if Shareholder qualifies (or would qualify if Shareholder is not an employee of HomeStreet Bank) for benefits under HomeStreet Bank’s then current long-term disability plan. In the event Shareholder’s Shares are proposed to be transferred to a guardian or conservator or other person as a result of Shareholder’s disability or in the event of the death of Shareholder while employed by Company, the provisions of Section 3 shall apply.

4.2 Exercise by Company of Purchase Option. Within 30 days after the effective date of Shareholder’s termination of employment or service, Company may elect by written notice to Shareholder to purchase all of Shareholder’s Shares. If Company elects not to purchase such Shares or fails to give Shareholder notice of its intention within the time period provided in this Section 4.2, Shareholder may retain the Shares, subject to the provisions of this Agreement, which shall survive the termination of Shareholder’s employment.

HomeStreet, Inc.	Page 3

Shareholder Agreement—Options

4.3. Purchase and Sale of Shares. If Company elects to purchase any Shares upon termination of Shareholder’s employment or service as provided in Section 4.2, Shareholder shall sell and Company shall purchase such Shares on the terms set forth in Sections 3.4, 3.5, 3.6 and 3.7.

4.4. Independent Agreement. The rights and obligations of Company and Shareholder under this Agreement are independent and unrelated to any payments, benefits, rights or obligations of Shareholder or Company in any other agreement or arrangement between Company and Shareholder. The existence of any claim or cause of action by Shareholder against Company or HomeStreet Bank shall not constitute a defense to the enforcement of this Agreement or excuse performance of the obligations of Shareholder hereunder. Nothing in this Agreement shall be construed as a contract of employment or as giving Shareholder any right to be retained in the employ of Company or HomeStreet Bank in any capacity.

5. Future Rights. The exercise or non-exercise by Company of its rights under this Agreement with respect to one or more transfers of Shares by Shareholder shall not adversely affect Company’s rights with respect to any remaining Shares held by Shareholder.

6. Compensation Pursuant to Options Granted to Directors. Article 4 shall not apply to Shares issued to members of the Board of Directors of the Company or of HomeStreet Bank pursuant to options granted for their service as Directors, in the event termination of such member’s service as a Director occurs as a result of retirement following 10 or more consecutive years of service on the Board of Directors of either or both companies.

7. Miscellaneous.

7.1. Notices. Notices under this Agreement shall be in writing, may be given by mail, hand delivery or air courier and (a) when to Company, addressed to the Corporate Secretary at HomeStreet, Inc. 2000 Two Union Square, 601 Union Street, Seattle, Washington 98101-2326 and (b) when to the Shareholder, to Shareholder’s last known address as indicated in the records of the Company. Notice shall be deemed received (i) when to Company, upon actual receipt and (ii) when to Shareholder, when deposited in the mail or when delivered to a delivery or courier service.

7.2 Remedies; Attorneys’ Fees. Shareholder and Company agree that it is impossible to measure in money the damages to Company by reason of a breach by Shareholder of this Agreement and, therefore, agree that the terms of this Agreement may be specifically enforced against Shareholder by injunctive relief or otherwise. Company may refuse to recognize any purported transferee as a shareholder of Company and may continue to treat the transferor as a shareholder for all purposes until Company has reasonably determined that the transfer of Shares to that transferee has been made in compliance with this Agreement. The remedies provided in this Section 7.2 are cumulative and not exclusive of any other legal or equitable remedies. If any legal action or other legal proceeding relating to the enforcement of this Agreement is brought against any party hereto, the prevailing party shall be entitled to recover reasonable attorneys’ fees, costs and disbursements (in addition to any other relief to which the prevailing party may be entitled).

7.3. Amendment; Entire Agreement; Successors and Assigns. This Agreement may not be amended and no provision hereof may be waived except in writing signed by Shareholder and Company. This Agreement constitutes the entire agreement between Shareholder and Company with respect to the subject matter hereof and supersedes any and all other agreements between Shareholder and Company relating to the subject matter hereof. This Agreement shall be binding upon and inure to the benefit of the parties hereto, their respective heirs, administrators, executors, successors and assigns.

7.4. Construction and Interpretation. If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provisions shall be excluded from this Agreement and the balance of this Agreement shall be interpreted as if such provisions were excluded and shall be enforceable in

HomeStreet, Inc.	Page 4

Shareholder Agreement—Options

accordance with its remaining terms. This Agreement may be executed in more than one counterpart, each of which shall constitute an original of this Agreement but all of which, when taken together, shall constitute one and the same agreement. This Agreement shall be interpreted and governed in accordance with the internal laws of the state of Washington.

7.5. Spouse. The spouse of Shareholder executes this Agreement in order to signify his/her agreement to subject any interest he/she may have in the shares of Company to the terms and conditions of this Agreement.

COMPANY:	HOMESTREET, INC.

By:
	Title:	Chairman / CEO

SHAREHOLDER:
Print Name:
Total Number of Shares of Common Stock available
under Options:

SHAREHOLDER’S SPOUSE:

HomeStreet, Inc.	Page 5

Shareholder Agreement—Options